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                                                                   Exhibit 10.82
                     [Letterhead of PanAmSat Corporation]

September 27, 2002

Mr. Joseph Wright
President & CEO
PanAmSat Corporation
20 Westport Road
Wilton, CT  06897

Dear Joe,

As you know, your August 20, 2001 employment offer letter from Hughes included a provision for a transaction bonus of a minimum of $1M, to incentivize you to increase the value of PanAmSat to a prospective buyer. In October of 2001 we entered into an agreement to merge Hughes, including a predetermined value for PanAmSat, with EchoStar. When this merger occurs, or if the merger fails to receive regulatory approval and PanAmSat is sold individually to EchoStar, the Change in Control definition in your employment letter will be met, triggering your transaction bonus. In recognition of the fact that we have negated your ability to influence the purchase price and earn a transaction bonus greater than the minimum guaranteed, and in light of the fact that it will require diligent effort on your part to ensure there are no material adverse changes at PanAmSat which could prevent this merger or sale from being completed, the Compensation Committee has amended your transaction bonus to be $1.5M.

This transaction bonus will be payable 50% at the close of the EchoStar/Hughes merger or individual sale of PanAmSat to EchoStar and 50% on the first one-year anniversary of the close of the merger or sale. Should your employment be involuntarily terminated after the close of the EchoStar/Hughes merger or the EchoStar purchase of PanAmSat, but before the one-year anniversary for any reason other than for Cause (as defined in your employment letter), the second transaction bonus payment will be accelerated and paid to you within five business days after the effective date of your termination.

Sincerely,

/s/ Jack A. Shaw
------------------------
Jack Shaw
Chairman of the Board of Directors
Of PanAmSat Corporation